SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported):   August 31, 1998


                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                     0-29230                  51-0350842
(State or other jurisdiction         (Commission            (I.R.S. Employer
     of incorporation)               File Number)           Identification No.)


            575 Broadway, New York, New York                      10012
         (Address of principal executive offices)               (Zip Code)


        Registrant's telephone number, including area code: (212)941-2988


                                 Not Applicable
           Former name or former address, if changed since last report


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Item 2.  Acquisition and Disposition of Assets.

     On August 31, 1998, Take-Two Interactive Software, Inc. (the "Company") acquired all of the outstanding capital stock of Jack of All Games, Inc. ("JAG"). JAG is engaged in the wholesale distribution of interactive software games. Pursuant to an Agreement and Plan of Merger dated August 22, 1998 (the "Merger Agreement"), by and among the Company, JAG Acquisition Corp. (the "Subsidiary"), JAG and Robert Alexander, David Rosenbaum and Thomas Rosenbaum (the "Stockholders"), the Subsidiary was merged with and into JAG and all of the outstanding shares of the capital stock of JAG were converted into an aggregate of 2,750,000 shares of restricted Common Stock of the Company (the "Merger"). The Company intends to account for the Merger as a "pooling of interests."

     Simultaneous with the closing, David P. Clark resigned as a member of the Board of Directors of the Company, and Robert Alexander was nominated and elected to fill the vacancy created by such resignation, to serve in accordance with the Company's By-laws until his resignation, removal or replacement.

     Effective as of the closing, JAG entered into a five-year employment agreement with each of Nicholas Alexander, Robert Alexander, David Rosenbaum and Thomas Rosenbaum, which agreements, as subsequently amended, provide for a base salary of $200,000, $233,000, $233,000 and $140,000, respectively, and bonuses based on certain performance criteria. The Company also granted options to purchase 100,000 shares of Common Stock to Nicholas Alexander, Robert Alexander and David Rosenbaum and 25,000 shares to Thomas Rosenbaum.

     The Company and each of the Stockholders entered into a Registration Rights Agreement providing for certain registration rights in connection with an underwritten public offering, subject to certain exceptions, or in the event there is no public offering, the registration of a portion of the shares following the date the Company first publishes at least 30 days of the combined results of operations of the Company and JAG in accordance with the accounting rules relating to a pooling of interests.

     The source of the consideration paid in the Merger was authorized but unissued shares of Common Stock of the Company. The amount of consideration paid by the Company in connection with the Merger was determined by arm's-length negotiations.

     The descriptions of the Merger Agreement and the other agreements discussed above are qualified in their entirety by reference to such agreements, which are attached as exhibits and are incorporated herein by reference.


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Item 5. Other Events.

     JAG, as the surviving entity and a wholly-owned subsidiary of the Company following the Merger, entered into Second Amended and Restated Loan and Security Agreement with respect to its revolving line of credit with The Provident Bank (the "Bank"). The agreement provides for aggregate borrowings by JAG of up to $22.2 million consisting of (i) a revolving line of credit up to $20 million and
(ii) term loans aggregating $2.2 million. Advances under the line of credit are based on a borrowing formula with respect to eligible inventory and accounts receivable. Interest accrues on such advances at a rate of prime rate established by the Bank from time to time plus 1.25% and is payable monthly. Borrowings under the line of credit are secured by a lien on accounts receivable and inventory of JAG and are guaranteed by the Company as well as Messrs. Robert Alexander and David Rosenbaum. The loan agreement limits or prohibits JAG, subject to certain exceptions, from declaring or paying cash dividends, merging or consolidating with another corporation, selling assets (other than in the ordinary course of business), creating liens and incurring additional indebtedness. The line of credit expires on June 1, 1999.

     In connection with the loan agreement, the Company issued to the Bank warrants to purchase 20,000 shares of Common Stock at an exercise price of $5.625 per share.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of the Business Acquired.

     Audited financial statements relating to the acquisition will be filed by amendment within 60 days of the date this Report was required to be filed.

     (b) Pro Forma Financial Information and Exhibits.

     Pro Forma financial information relating to the acquisition will be filed by amendment within 60 days of the date this report was required to be filed.

     (c) Exhibits

     Exhibit 1 - Agreement and Plan of Merger dated as of August 22, 1998 by and among the Company, Subsidiary, JAG and the JAG Stockholders.

     Exhibit 2 - Registration Rights Agreement dated August 31, 1998 among the Company and the JAG Stockholders


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


     Exhibit 3 - Employment Agreement dated August 31, 1998 between JAG and Nicholas Alexander

     Exhibit 4 - Employment Agreement dated August 31, 1998 between JAG and Robert Alexander

     Exhibit 5 - Amendment to Employment Agreement dated September 10, 1998, between JAG and Robert Alexander

     Exhibit 6 - Employment Agreement dated August 31, 1998 between JAG and David Rosenbaum

     Exhibit 7 - Amendment to Employment Agreement dated September 10, 1998, between JAG and David Rosenbaum

     Exhibit 8 - Employment Agreement dated August 31, 1998 between JAG and Thomas Rosenbaum.

     Exhibit 9 - Loan Documents, dated August 31, 1998,by and among The Provident Bank, JAG and the Company, as guarantor.

          i)   Form of Second Amended and Restated Loan and Security Agreement

          ii)  Form of $20 Million Amended and Restated Promissory Note

          iii) Form of $2 Million Amended and Restated Promissory Note

          iv)  Form of Company Guaranty


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  September 14, 1998

                                            TAKE-TWO INTERACTIVE SOFTWARE, INC.



                                             By  /s/ Ryan A Brant
                                                 ------------------------------
                                             Name:  Ryan A. Brant
                                             Title: Chairman of the Board



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